Exhibit 99.1

Commonwealth of Kentucky

Governor’s Office

FOR IMMEDIATE RELEASE	Media Contacts:	Nicole Burton 502.564.2611

Jack Mazurak 502.782.1965

Wickliffe Paper Mill to Reopen, Employ 500 in West Kentucky

Global Win to buy Verso facility in Ballard County for first US operation

FRANKFORT, Ky. (Aug. 16, 2018) – Gov. Matt Bevin today announced Global Win Wickliffe LLC, a Chinese-owned paper products manufacturer, will reopen the former Verso Corp. mill in west Kentucky’s Ballard County with a $150 million investment expected to create 500 full-time jobs.

“Global Win Wickliffe will be a tremendous addition to West Kentucky, and the 500 jobs associated with the reopening of this paper mill will provide opportunities for years to come,” Gov. Bevin said. “Since the facility’s closure two years ago, our economic development team has worked tirelessly alongside Verso to find the right match for the region’s workforce, and we are confident we have found that in the buyer. We want to thank Global Win Wickliffe for locating its first US operation in Kentucky, and we wish the company much success in this exciting venture.”

Executives of Global Win Wickliffe signed a purchase agreement today with representatives of Verso to buy the facility for approximately $16 million. The sale is expected to close around the beginning of the third quarter of this year. The new owners plan to refurbish the mill with new equipment and updated technology. Global Win Wickliffe executives anticipate reopening the mill by the end of 2018, with the facility producing pulp and brown paper packaging. The paper mill will be the buyer’s first US facility.

“Global Win is excited to join the people of Kentucky and Ballard County in restarting the Wickliffe mill,” said Tom Lawson, director of strategy for Global Win. “This is as much of an investment in people as in new equipment and technology. We look forward to a long successful future for all the stakeholders of Global Win Wickliffe.”

Verso Chief Executive Officer B. Christopher DiSantis said the sale will benefit all parties, including the community, the West Kentucky region and state.

“Verso is very pleased to enter into this purchase agreement to sell our Wickliffe subsidiary and the associated assets, which will generate cash and eliminate our annual carrying costs of the mill,” DiSantis said. “The transaction is also a victory for the local community and state of Kentucky, which will benefit from future investment in the site.”

Verso, based in Miamisburg, Ohio, idled the facility in November 2015, furloughing 310 employees, as demand diminished for the mill’s coated paper products. The company closed the mill in July 2016 and worked alongside state and local economic developers to identify and vet potential buyers.

When the deal closes, the Wickliffe mill will become Kentucky’s eighth Chinese-owned facility. Currently, Chinese-owned operations employ approximately 8,200 people statewide, including about 6,000 at the GE Appliance Park in Louisville and 1,600 at Lexmark International in Lexington.

China ranks among Kentucky’s top export destinations, placing fourth through June 2018. Exports to China increased by 60 percent in 2017 thanks in large part to rising demand for Kentucky-made vehicles, the Lincoln Navigator and MKC in particular.

Sen. Danny Carroll, of Paducah, said the arrival of Global Win could be a difference maker for the west Kentucky workforce.

“I want to welcome Global Win to Ballard County and thank the company for bringing much needed jobs back to our region,” Sen. Carroll said. “It says everything about our workforce and the available resources in our area that the company has chosen Wickliffe for its first US operation. It required a lot of people working together to make this project possible, and this promises to be a major boon for west Kentucky.”

Rep. Steven Rudy, of Paducah, said the community is ready for the new opportunity.

“Global Win will be a great fit for west Kentucky, and I look forward to the company thriving in an area with a dedicated workforce that has awaited this type of opportunity for the past two years,” Rep. Rudy said. “The paper mill is an important factor in the Ballard County economy, and its reopening is fantastic news. Thanks to the company and all those who made this project a reality.”

Ballard County Judge-Executive Todd Cooper said the project will positively impact more than just the local region.

“We are so excited Global Win Wickliffe LLC has purchased the Wickliffe Paper Mill,” Judge-Executive Cooper said. “This will be a tremendous job creator and economic engine for the entire Purchase Region and surrounding states. I want to thank Gov. Bevin and the staff of the Kentucky Cabinet for Economic Development for the hard work and effort put forth to help Global Win Wickliffe locate in Kentucky.”

Carlisle County Judge-Executive Greg Terry expressed gratitude for the group effort to reopen the paper mill.

“Carlisle County is very excited to hear about the reopening of the paper mill in Wickliffe. It’s a good day for western Kentucky to hear that the paper mill will be back in production,” Judge-Executive Terry said. “It’s also a blessing to the citizens of our counties that there will be more jobs available. Ballard county leaders have worked tirelessly to make this happen.”

To encourage the investment and job growth in the community, the Kentucky Economic Development Finance Authority (KEDFA) in a special meeting on Thursday preliminarily approved the company for tax incentives up to $25 million through the Kentucky Business Investment program. The performance-based incentive allows a company to keep a portion of its investment over the agreement term through corporate income tax credits and wage assessments by meeting job and investment targets.

In addition, Global Win can receive resources from the Kentucky Skills Network. Through the Kentucky Skills Network, companies can receive no-cost recruitment and job placement services, reduced-cost customized training and job training incentives. In fiscal 2017, the Kentucky Skills Network provided training for more than 120,000 Kentuckians and 5,700 companies from a variety of industry sectors.

A detailed community profile for Ballard County can be viewed here.

Information on Kentucky’s economic development efforts and programs is available at www.ThinkKentucky.com. Fans of the Cabinet for Economic Development can also join the discussion on Facebook, follow on Twitter and watch the Cabinet’s “This is My Kentucky” video on YouTube.

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